FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This is the First Amendment (the "Amendment") to the Executive Employment Agreement between Crown Holdings, Inc. (the "Company") and Djalma Novaes, Jr. (the "Executive") dated January 1, 2015 (the "Agreement").

WHEREAS, the Executive currently serves as the Company's President – American Division; and

WHEREAS, the Executive is being promoted to serve as the Company's Executive Vice President and Chief Operating Officer.

NOW THEREFORE, in accordance with Section 11 of the Agreement and in consideration of the promises and the mutual covenants contained hereinafter and intending to be legally bound hereby, effective July 1, 2025, the parties agree as follows:

1.The second sentence of Section 2. Positions and Duties is hereby revised to read as follows:

"The Executive shall serve as the Company's Executive Vice President and Chief Operating Officer (or in such other position as agreed to by the parties) with the customary duties, authorities and responsibility of such position of a publicly-traded corporation and such other duties, authorities and responsibility (a) as have been agreed upon by the Company and the Executive or (b) as may from time to time be delegated to the Executive by the Board, the Chairman of the Board, the Company's Chief Executive Officer or any other executive to whom the Executive reports as are consistent with such position."

2.Section 3. Term shall be revised in its entirety to read as follows:

"3. Term. The Executive's employment under this Agreement shall commence on the Effective Date and unless sooner terminated as provided in Article 5 shall continue until December 31, 2027. For purposes of this Agreement, the period from the Effective Date until December 31, 2027 shall be referred to as the 'Term' of the Agreement."
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3.Section 5.6. Involuntary Termination by the Company without Cause Prior to a Change in Control shall be revised in its entirety to read as follows:

"5.6.    Involuntary Termination by the Company without Cause Prior to a Change in Control. The Company may terminate the Executive's employment without Cause at any time during the Term, upon thirty (30) days' written notice; provided that during such notice period, the Company, in its absolute discretion, may relieve the Executive of all his duties, responsibilities and authority with respect to the Company and restrict the Executive's access to Company property. If the Company so terminates the Executive's employment without cause at any time other than the 12-month period following a Change in Control, the Company's obligation under this Agreement shall terminate except for the Company's obligation to pay the Executive the following: (a) any Base Salary earned through the date of the Executive's termination of employment, to the extent theretofore unpaid, (b) a pro-rated Incentive Bonus Payment equal to the product of (i) the actual Incentive Bonus Payment for the year of termination multiplied by (ii) a fraction, the numerator of which is the number of completed days in the year of termination during which the Executive was employed by the Company and the denominator of which is 365, and provided that such amount will be paid in the normal course and shall only be paid if the Executive would have become entitled to such amount if he had not terminated his employment, (c) a lump-sum payment equal to the Executive's Base Salary, payable within 30 days following the Executive's termination of employment, provided, however, that if the Executive is a "Specified Employee, as that term is defined in Section 409A of the Code any payments under this clause, if so required, shall be made on the date that is six months and one day after the date of the Executive's termination hereunder and (d) such retirement and other benefits earned by the Executive and vested (if applicable) as of the date of his termination under the terms of any employee benefit plan of the Company in which the Executive participates, including without limitation all vested benefits due under the SERP and other retirement plans all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans. In no event shall the payment in clause (c) be included for purposes of the SERP in Executive's "Compensation," as that term is defined therein. Notwithstanding anything herein to the contrary, the payments described in causes (b) and (c) shall be continent on the Executive's prior execution and non-revocation of a release of claims in favor of the Company and its affiliates substantially in the form attached as Exhibit A (the "Release") within 60 days following his termination date and shall be paid as specified above or such later date as may be required to comply with Section 409A of the Code."

4.Section 5.7. Involuntary Termination by the Company or by the Executive for Good Reason Following a Change of Control shall be revised in its entirety to read as follows:

"5.7.    Involuntary Termination by the Company or by the Executive for Good Reason Following a Change of Control. If the Company terminates the Executive's employment

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without Cause during the 12-month period following a Change in Control, or the Executive voluntarily terminates his employment for Good Reason during the 12 months following a Change in Control, the Company's obligations under this Agreement shall terminate except for the Company's obligation to pay to the Executive the following: (a) any Base Salary earned through the date of the Executive's termination of employment, to the extent therefore unpaid, (b) a lump-sum payment equal to 2.99 times the sum of the Executive's Base Salary and target Incentive Bonus Payment for the year of such termination, payable within 30 days following the Executive's termination of employment, provided, however that if the Executive is a Specified Employee, such payment, if so required, shall be made on the date that is six months and one day after the date of the Executive's termination hereunder, (c) such retirement and other benefits earned by the Executive and vested (if applicable) as of the date of his termination under the terms of any employee benefit plan of the Company in which the Executive participates, including without limitation all vested benefits due under the SERP and other retirement plans, all of the foregoing to be paid in the normal course for such payments and in accordance with the terms of such plans, and (d) all outstanding stock options and restricted stock held by the Executive shall become immediately vested and such stock options shall become exercisable and shall remain exercisable for a period of 30 days for such longer period as provided under the terms of such option. In no event shall the payment in the clause (b) be included for purposes of the SERP in Executive's "Compensation," as that term is defined therein. Notwithstanding anything herein to the contrary, the payment described in clause (b) shall be continent on the Executive's prior execution and non-revocation of the Release within 60 days following his termination date and shall be paid as specified above or such later date as may be required to comply with Section 409A of the Code."

5.Section 14. Arbitration shall be revised in its entirety to read as follows:

"14.    Arbitration. Except as provided in Section 9 of this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Tampa, Florida in accordance with the rules of the American Arbitration Association, the judgment upon any award so rendered may be entered in any court of competent jurisdiction. The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Executive, and judgment may be entered on the arbitrator(s)' award in any court having jurisdiction."

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6.Section 15. Governing Law shall be revised in its entirety to read as follows:

"15.    Governing Law. Except to the extent such laws are superseded by Federal laws, this Agreement shall be governed by the laws of the State of Florida without reference to principles of conflict of laws."

Crown Holdings, Inc.

/s/Timothy J. Donahue
Timothy J. Donahue
President and Chief Executive Officer

Executive

/s/Djalma Novaes, Jr.
Djalma Novaes, Jr.

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